Exhibit 10.29

Confidential Document

CONSULTING ENGAGEMENT AGREEMENT

This Consulting Engagement Agreement together with Exhibits A and B (the “Agreement”) is made between MILESCAPES LTD, Network House, Thorn Office Centre, Straight Mile Road, Rotherwas, Hereford HR2 6JT (the “Consultant”) and Skype Global S.a.r.l Lux, a Luxembourg corporation with registered address at 65 Boulevard Grande-Duchesse Charlotte, L-1331, Luxembourg (the “Company”).

RECITALS

A.	The Consultant will be in the business of providing business and advisory consulting services to the Company.

B.	The Company is in need of assistance in the form provided by the Consultant.

C.	The Consultant and the Company desire to enter into a consulting arrangement upon the terms and conditions set out in this Agreement.

The parties agree as follows:

1)	ENGAGEMENT: The Company agrees to engage the Consultant under the terms of this Agreement and the Consultant agrees to accept such engagement. The Consultant shall arrange to perform the services for the time specified in Exhibit A as required by Skype (the “Services”).

The Consultant agrees for its personnel to provide the Services in an expert and diligent manner and to the best of the Consultant’s personnel’s ability, commercial, technical and creative skills in willing co-operation with others and the Consultant will ensure that its personnel at all times act in the best interests of the Company.

The Consultant’s method of work shall be its own; as such the Consultant shall not be subject to control or any right of control as to the manner in which it provides its services.

The Consultant agrees that it will, as soon as reasonably practicable, notify the Company of any illness or accident preventing the proper performance of the Services by its personnel in accordance with this Agreement. For the avoidance of doubt, the Consultant will not be entitled to receive the Fee for any period for which the Consultant does not provide the Services. However, the Consultant shall have discretion in selecting the dates and times its personnel perform such consulting services throughout the month, giving due regard to the needs of the Company’s business.

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2)	TERM AND TERMINATION: The term of the Consultant’s engagement pursuant to this Agreement shall be as set out in Exhibit A (the “Term”). Either Party shall be entitled to terminate this Agreement at anytime on giving to the other Party notice as set out in Exhibit A (the “Notice Period”).

3)	INVOICING AND PAYMENT: In consideration of the provision of the Services, the Company shall pay the Consultant a fee equal to the sum set out in Exhibit A (the “Fee”) payable quarterly in arrears, subject always to the provisions of this Agreement relating to termination. The Consultant may issue invoices on account for half of the overall fee at the end of each three month period during the Term which invoices will be paid within 30 days of receipt by the Company.

4)	INDEPENDENT CONTRACTOR: The Consultant is engaged by the Company as an independent contracting company, and none of its personnel will be engaged in any an employment capacity.

5)	CONFIDENTIAL AND PROPRIETARY INFORMATION: The Consultant is required to sign the Non Disclosure Agreement set out in Exhibit B.

6)	DATA SECURITY: The Consultant is required to by all reasonable means protect and guard all confidential and proprietary information the Consultant has obtained under this Agreement, as well as all material that the Consultant’s appointed personnel has produced under this Agreement. The Consultant is required to follow any Company procedures for data security that may be amended from time to time.

7)	NO AUTHORITY: The Consultant does not have, and is not granted by this Agreement, any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the Company or to bind the Company to, or enter into, directly or indirectly, any contract, agreement or undertaking with any third party on behalf of the Company.

8)	OTHER ACTIVITIES; CONFLICTS:

a)	By the Consultant’s acceptance of this Agreement, the Consultant confirms that, apart from those disclosed in writing to the Company, the Consultant has no existing causes of likely conflict of interest with the business of the Company (or any Group Company). The Consultant is required immediately to disclose any such conflict or potential conflict that may arise during the Term to the Company and will abide by the Company’s reasonable directions concerning any such conflict.

b)

The Consultant represents and warrants that: (i) the Consultant will not disclose to the Company any information which may be deemed to be confidential or proprietary to any other party for which the Consultant may have rendered any services or otherwise obtained; (ii) the Consultant is not a party to any agreements which prohibit the Consultant or its personnel from performing the Services under this Agreement; and (iii) in the event that any task requested to be performed by the Consultant under this Agreement will result in any conflict with the representations contained in d)(ii), the Consultant shall immediately so advise

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the Company, in which case the Consultant shall not be obliged and shall not perform such conflicting services.

9)	TITLE TO MATERIALS AND PROPERTY:

a)	The Company shall own all right, title and interest in and to all Inventions, as defined in clause 6 of the Non Disclosure Agreement set out in Exhibit B.

b)	The Company (or its successors, assigns or nominees) shall have exclusive ownership of and right to the Materials, including any and all Intellectual Property Rights subsisting in or capable of subsisting in the Materials in its name in any country or countries.

c)	Without limiting paragraphs 9(a) and 9(b) above, the Consultant now acknowledges that:

i)	the Services rendered under this Agreement and all direct or indirect results and proceeds of such Services, are works which have been specially ordered or commissioned by the Company for use as a contribution to a work to be made available to the public; and

ii)	the Company shall be considered the author of the Materials for purposes of copyright and, if applicable, patent law; and

iii)	the Company shall own all right, title and interest in and to such Materials, Services, results and proceeds and, as such, has the exclusive right to use, exploit and make them available to the public in any and all media, manner and form throughout the world in perpetuity, without reference to the Consultant.

d)	To the extent that the Intellectual Property Rights in, or relating to, the Materials have not vested or do not vest in the Company by operation of law, the Consultant hereby irrevocably assigns to the Company, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all his right, title and interest in any and all Intellectual Property Rights in, or relating to, the Materials together with all accrued rights of action in respect of any infringement of any such Intellectual Property Rights.

e)	The Consultant agrees to immediately upon request execute such further instruments and/or documents as the Company may request to transfer, evidence, maintain or protect the Company’s rights in and ownership of the Materials, and the Consultant hereby grants the Company an irrevocable power of attorney to fulfil all necessary legal acts for such deeds on its behalf.

f)	To the extent permitted by law, the Consultant hereby irrevocably and unconditionally waives any and all moral rights conferred by Chapter IV of the Copyright Designs and Patents Act 1988 or any rights of a similar nature under laws now or in the future in force in any other jurisdiction in and to any and all Materials, such waiver being given in favour of the Company, its successors in title and assigns.

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g)	The provisions of this clause 9 will not be affected by the termination of this Agreement for whatever reason and will continue after it ends.

10)	INDEMNITY: The Company shall (to the extent permitted by law):

11.1.1 indemnify the Consultant from any damages, losses, costs or penalty arising out of any litigation, proceedings or regulatory investigation to which he is subjected to by a third party as a direct result of conducting his duties hereunder; and

11.1.2 meet the Consultant’s reasonable legal costs in respect of any such litigation, proceedings or regulatory investigation (provided that such costs shall be incurred solely with a firm nominated by the Company).

11.2 The indemnity above is subject to the Consultant:

11.2.1 notifying the Company of the existence of such litigation, proceedings or regulatory investigation in writing as soon as reasonably practical and in any event within 15 days of it first being made or threatened;

11.2.2 providing the Company with all reasonable co-operation, assistance and information in its possession or control which may be relevant to the claim or demand and its defence;

11.2.3 not admitting, defending, compromising, negotiating or settling the litigation, proceedings or regulatory investigation without the prior written consent of the Company; and

11.2.4 allowing the Company to have exclusive conduct of the progress such litigation, proceedings or regulatory investigation (and negotiations and settlement in connection with them) and/or otherwise following the Company’s instructions in relation to the conduct of such litigation, proceedings or regulatory investigation.

11)	TERMINATION: Notwithstanding the provisions of clause 2, the Company is entitled to terminate this Agreement immediately without notice if the Consultant:

a)	commits an act of dishonesty, gross negligence, or any material or persistent breach of any term or condition set out in this Agreement;

b)	is declared bankrupt or is convicted of any criminal offence (other than a minor motoring offence);

c)	is guilty of conduct that, in the reasonable opinion of the Company, may bring the Consultant or the Company or any Group Company into disrepute; or

d)	is unavailable to provide the Services for a continuous period of three months whether due to illness or for any other reason.

For the avoidance of doubt, upon termination of this Agreement by the Company on any of the grounds set out above or by either party by notice pursuant to clause 2, the Consultant will cease to be entitled to any part of the Fee (including any investment opportunities as detailed in Exhibit B) not already invoiced or taken up

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by him prior to the date of termination of the Agreement, in a monthly invoice issued in accordance with clause 3 of this Agreement.

12)	RETURN OF PROPERTY: The Consultant will whenever requested by the Company and in any event upon the termination of this Agreement, promptly deliver to the Company all trade secrets, confidential information, lists of clients, correspondence and all other documents, records, papers, video tapes, compact discs, computer disks, records and property (including any security tags) that belong to the Company or any Group Company or any of its or their clients or suppliers, which may have been prepared by the Consultant or have come into the Consultant’s possession, custody or control in the course of or as a result of providing the Services. The Consultant is not entitled to and must not retain, any copies or extracts (in electronic form or otherwise) of any documents or information received or created by the Consultant in the course of providing the Services. The Consultant must permanently delete any such documentation or information from any hard drive or computer system used by the Consultant but not owned by the Company and, if required, the Consultant will certify to the reasonable satisfaction of the Company that the Consultant has done so.

13)	DATA PROTECTION AND MONITORING: The Consultant consents to the Company or any Group Company monitoring, holding and processing, both electronically and manually, the personal data it collects in relation to the Consultant for the purpose of the Company’s administration and management of its contractors and its business and for compliance with applicable procedures, laws and regulations.

To ensure regulatory compliance and for the protection of its workers, clients/customers and business, the Company reserves the right to monitor, intercept, review and access to the Consultant’s telephone, internet usage, voicemail, email and other communication facilities provided by the Company that the Consultant may use during the Term of this Agreement. The Company will use this right of access reasonably but it is important that the Consultant is aware that communications and activities on the Company’s equipment or premises cannot be presumed to be private.

14)	EXPENSES: The Company will reimburse the Consultant for all Company approved travel and other expenses incurred by the Consultant in the performance of the Services. The Consultant will invoice such expenses to the Company with the Fee. All travel and other expenses must be authorized in advance by the Company.

15)	WARRANTIES & INDEMNITIES: The Consultant represents and warrants that they has the full authority and ability to enter into this Agreement and to perform the Services. The Consultant shall indemnify and hold the Company harmless from and against any and all claims, damages, liabilities, costs and expenses arising out of breach of any of the foregoing warranties.

16)

NO OBLIGATION TO USE SERVICES: Nothing contained in this Agreement shall require the Company to utilise the Consultant’s services or to make any use whatsoever of the results and proceeds of those services. The Company shall have the absolute right to terminate the Consultant’s services in accordance with clause 2

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and Exhibit A, and in such event or in the event that the Company elects not to use the Consultant’s services pursuant to this clause, the Company shall have fully discharged its obligations by paying Consultant the Fee invoiced and due under this Agreement. The Company shall have no liability for any other claim or claims of any nature, including, without limiting the generality of the foregoing, consequential or special damages as a result of the Company’s exercise of its rights pursuant to this clause.

17)	MISCELLANEOUS:

a)	ASSIGNMENT: The Company may assign the benefit and (with the Consultant’s consent) the burden of this Agreement to any third party or any Group Company. The Consultant is not entitled to assign or transfer the engagement under this Agreement or any rights or interests relating to it or any part of it without the Company’s prior written consent, which will not be unreasonably withheld.

b)	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of Luxembourg and parties agree that any and all proceedings relating to this Agreement will be maintained in the courts of district of Luxembourg, which courts will have the exclusive jurisdiction for such purpose.

c)	NOTICES: All notices and other formal communications under this Agreement shall be in writing, and shall be deemed received when delivered in person, by facsimile transmission or other electronic means, or upon receipt if sent by overnight express mail, or five (5) days after deposit in the local postal service first class mail, postage prepaid and properly addressed to the other party at the location specified below, or at such other addresses that either party may supply by written notice to the other.

If to the Consultant:		If to the Company:
Name:	MILESCAPES LTD,	c/o Skype Communications
Address:	Network House, Thorn Office Centre, Straight Mile Road, Rotherwas, Hereford HR2 6JT	22/24 Bd. Royal, 6e etage, L-2449 Luxembourg
Att:	Miles Flint

Either party may change its notice address by written notice to the other in accordance with this clause.

AMENDMENT - ENTIRE AGREEMENT: This Agreement may be amended only in writing, and signed by both parties. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement, and expressly terminates and supersedes any and all oral and or written understandings and agreements with regard to such subject matter.

d)	INTERPRETATION AND BENEFICIARIES: The language of this Agreement shall not be construed against any party, since all parties have participated in the

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negotiation and drafting of this Agreement. The headings of this Agreement’s sections are for convenience only, and they shall not have any effect in construing the content of the respective sections. Except as expressly provided herein, this Agreement is not intended to confer any rights, benefits or remedies upon any person other than the parties to this Agreement.

e)	SEVERABILITY: The terms of this Agreement are separate and independent. If a provision of the Agreement is adjudicated to be void, illegal, invalid or unenforceable, the remaining terms and provisions of the Agreement shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of the Agreement.

f)	RELATIONSHIP: The parties agree and accept that nothing in this Agreement shall be construed or have the effect as constituting a relationship of employer and employee or as constituting a partnership or joint venture. Each party expressly understands and agrees that the Consultant is solely responsible for all of its own employees and its own labour costs and expenses arising in connection therewith.

g)	WAIVER AND REMEDIES: A waiver of any breach, default or condition under this Agreement will not constitute a waiver, or continuing waiver, of such, or any other or subsequent, breach, default or condition. No failure, delay or omission (in whole or part) by either party in exercising any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right power or privilege preclude any further exercise thereof or any other right, power or privilege. No payment or acceptance thereof under this Agreement shall operate as a waiver of any provision hereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them, nor the exercise or failure to exercise any of them, shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party.

h)	DEFINITIONS: In this Agreement:

“Group Company” means any holding company of the Company and any subsidiary of the Company or of any such holding company (where “holding company” and “subsidiary” have the meanings attributed to them by s.1159 Companies Act 2006);

“Material” means all information, methods, techniques, inventions, processes, reports, drawings, plans, research, know-how, systems, software (including source and object code), confidential information, creative works, concepts and other material produced, developed or discovered by the Consultant (either alone or with others), relating to the business of the Company or any Group Company or pertaining to, resulting from or suggested by the work done by the Consultant for the Company, during the term of the Consultant’s engagement or in the course of providing the Services; and

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“Intellectual Property Rights” means all existing and future copyright, design rights, registered or unregistered designs, registered or unregistered trademarks, patents, domain names, database rights, applications for any of these, the right to apply for any of these and all other intellectual property rights, in any part of the world, for the full term and any renewals and extensions of such rights.

THIS AGREEMENT has been executed by or on behalf of the parties on 8/30/10.

Signed for and on behalf of the Company:

By:	/S/ CHARLES GIANCARLO
Name:	Charles Giancarlo
Title:	A Director
Signed for and on behalf of the Company:
By:	/S/ NORBERT BECKER
Name:	Norbert Becker
Title:	G Director

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Exhibit A

Consultant	MILESCAPES Ltd

Commencement Date	1st December 2009

Term	From the Commencement Date until terminated in accordance with the provisions of this Agreement.

Contract Notice Period	4 weeks

Services	Skype hereby agrees to engage the Consultant to provide business and advisory consulting services to Skype Global Sarl.

Fees	A fixed fee of £4375 + VAT each calendar quarter during the Term payable in arrears ( or the pro-rata amount for any period shorter than 3 months)

THIS AGREEMENT has been executed by or on behalf of the parties on 8/30/10.

Signed for and on behalf of the Company:

By:	/S/ CHARLES GIANCARLO
Name:	Charles Giancarlo
Title:	A Director
Date:	8/30/10

Signed for and on behalf of the Company:

By:	/S/ NORBERT BECKER
Name:	Norbert Becker
Title:	G Director
Date:

Signed for and on behalf of the Consultant

By:	/S/ MILES FLINT
Name:	Miles Flint
Date:

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Exhibit B

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This Agreement is between Skype Global Sarl Lux (“Skype”) and the Consultant.

IT IS AGREED AS FOLLOWS

1. In consideration of the consulting assignment with Skype (“Assignment”) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledge, the Consultant covenants and agrees with Skype as set out below.

2. Confidential Data

2.1.	The Consultant acknowledges and understands that Skype has expended and will be expending considerable time and money in acquiring and developing, as well as receiving from third parties, Confidential Data, and that the Consultant will have access to this data.

2.2.	The Consultant agrees that it will not, during the term of the Assignment and at any time thereafter, directly or indirectly, in any manner or for any reason whatsoever (except in the proper performance of my duties) make use of or disclose to any Person any Confidential Data. The Consultant will observe strict secrecy regarding the affairs and dealings of Skype and will use best endeavors to prevent the publication or disclosure of any Confidential Data.

2.3.	The obligations in clause 2.2 will cease to apply to any Confidential Data upon it coming into the public domain, other than as a result of a breach by the Consultant of its obligations under that clause.

2.4.	Upon the termination of the Assignment, the Consultant will return to Skype all Confidential Data in my possession recorded in tangible form and all other physical or intellectual property belonging to Skype. The Consultant will not retain any copies of extracts of them and will not permit them to be used by any third party.

3 Key Employees

3.1	The Consultant agrees that it will not, either on its own account or on behalf of any Competing Business, directly or indirectly:-

3.1.1	for the period of 12 months immediately following the expiry of the Assignment, induce or solicit or try to induce or solicit any Key Employee to cease working for or providing their services to Skype; and

3.1.2	for the period of 6 months immediately following the expiry of the Assignment, employ or otherwise engage or facilitate the employment or services of any Key Employee.

4 Ownership of Work

The Consultant expressly acknowledge that all proprietary interests, including interests in IP Rights, resulting from the performance of duties during the Assignment shall be the property of Skype. To the extent that the IP Rights have not vested in and do not vest in Skype by operation of law, the Consultant hereby irrevocably assigns to Skype,

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including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all rights, title and interest in any and all IP Rights relating to all Material produced, developed or discovered relating to Skype during the Assignment, together with all accrued rights of action in respect of any infringement of any IP Rights.

5 Waiver of Moral Rights

To the extent permitted by law, the Consultant hereby irrevocably and unconditionally waive any and all moral rights conferred by Chapter IV of the UK Copyright Designs and Patents Act 1988 or any rights of a similar nature under laws now or in the future in force in any jurisdiction in and to any and all Material, such waiver being given in favour of Skype, and it’s or their successors in title and assigns.

6 Further Assistance

The Consultant agrees, that it will, without charge to but at the expense and cost of Skype do all such acts, matters, documents and things as may be necessary or reasonably required to obtain patent, design or other protection for any of the Material or improvements or developments of or to the Material and to vest title to the IP Rights in, or relating to, the Material in Skype (or such company as it directs) absolutely.

7 Term of Agreement

The provisions of this Agreement shall not be affected by the termination of the Assignment for whatever reason and will continue after it ends.

8 Jurisdiction

This contract will be governed by and construed in accordance with the law of England, whose Courts shall have exclusive jurisdiction.

Definitions

“Competing Business”	Any business operating in the United Kingdom and/or in any other territory in which Skype has an office or actively markets its goods or services, which competes or is preparing to compete with any business carried on by Skype in which the Consultant has been involved to a material extent during the previous 12 months or during the 12 months preceding the termination of the Assignment.

“Confidential Data”	includes details of any marketing, development, pre-selling or other exploitation of any IP Rights or other rights of Skype, the business strategy and marketing plans of Skype including any advertising, marketing or promotional campaign which Skype is to conduct; any proposed options or agreements to purchase, license or otherwise exploit any IP Rights, any intellectual property which

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is under consideration for development, licence or acquisition by Skype; key metric information; copies of details of and information relating to know how, research activities, inventions, creative briefs, ideas, computer programs (whether in source code or object code), secret processes, designs and formulae or other intellectual property undertaken, commissioned or produced by or on behalf of Skype; financial information relating to Skype including pricing strategies and profit margins; lists relating to Skype’s customers and contacts; details of the employees, officers and consultants to Skype, their remuneration and benefits; confidential reports or research commissioned by or provided to Skype; and any of Skype’s trade secrets and confidential transactions whether contemplated or having occurred.

“IP Rights”	All existing and future copyright, design rights, registered designs, trademarks, patents, domain names, database rights, applications for any of these, the right to apply for any of these and all other intellectual property rights in any part of the world, for the full term and any renewals and extensions of such rights.

“Key Employee”	Any officer or employee of or consultant to Skype earning, including bonuses and commission but excluding VAT, £100,000 (or the equivalent in foreign currency) or more on an annualised basis with whom the Consultant had dealings, in the course of the Assignment, at any time during the 12 months prior to the termination of the Assignment.

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“Material”	All information, methods, techniques, inventions, processes, reports, drawings, domain names, plans, research, know how, systems, software, confidential information, creative works, concepts and other material produced, developed or discovered by the Consultant (either alone or with others) relating to the business of Skype of pertaining to, resulting from or suggested by the work the Consultant does for Skype during the Assignment.

“Person”	Any person, firm, limited liability partnership, company, corporation or other entity.